UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FINWISE BANCORP
(Exact name of registrant as specified in its charter)

Utah	83-0356689
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

756 East Winchester St., Suite 100		84107
Murray,	Utah
(Address of principal executive offices)		(Zip code)

FinWise Bancorp 2019 Stock Plan
(Full Title of the Plan)

James Noone
Chief Executive Officer
FinWise Bancorp
756 East Winchester, Suite 100
Murray, UT 84107
(801) 501-7200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Matthew E. Sadofsky, Esq.
Stradley Ronon Stevens & Young, LLP
100 Park Ave Suite 2000
New York, New York 10017
(212) 812-4124

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register an additional 809,271 shares of common stock, par value $0.001 per share (the “Common Stock”) of FinWise Bancorp (the “Registrant”), that may be offered pursuant to the FinWise Bancorp 2019 Stock Plan, as amended (the “Plan”). An amendment to the Plan to increase the number of shares of Common Stock authorized to be issued under the Plan by 750,000 shares was approved by the Registrant’s Board of Directors on April 28, 2026 and by the Registrant’s shareholders at the Annual Meeting of Shareholders on June 25, 2026. An additional 59,271 shares of Common Stock that are authorized under the Plan represent restricted shares of Common Stock previously granted to participants under the Plan that were subsequently forfeited and that again became available under the Plan to be granted to participants in accordance with the Plan’s terms and conditions.

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 4, 2022 (File No. 333-262531), November 23, 2022 (File No. 333-268550) and July 3, 2024 (File No. 333-280688) (collectively, the “Prior Registration Statements”), with respect to the Plan, except as supplemented by the information set forth herein. This Registration Statement relates solely to the registration of additional securities of the same class as are registered on the Prior Registration Statements.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of this Registration Statement to be contained in the Section 10(a) prospectus is omitted from this filing in accordance with the provisions of Rule 428(b)(1) of the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of the Prior Registration Statements, except as supplemented by the information set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The Registrant hereby incorporates by reference the documents listed below that the Registrant has previously filed with the Commission (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with applicable Commission rules):

•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 23, 2026 (including the information specifically incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2026);

•The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 12, 2026;

•The Registrant’s Current Reports on Form 8-K filed with the Commission on April 8, 2026, June 25, 2026 and June 29, 2026 (Form 8-K/A); and

•The description of the Registrant’s common stock contained set forth in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 23, 2026, and any amendment or report filed for the purpose of updating such description.

The Registrant also incorporates by reference all other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, information deemed to have been furnished and not filed in accordance with applicable Commission rules), after the date of this Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Such documents shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Officers and Directors.

Article VII of the Fourth Amended and Restated Articles of Incorporation of the Registrant sets forth the circumstances under which directors, officers, employees and agents of the Registrant may be insured or indemnified against liability which they incur in their capacities as such:

Article X, Section 10.01 of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) requires the Registrant to indemnify any person made a party in any threatened, pending or completed proceeding by reason of the fact that he is or was a director or officer of the Registrant (or is or was serving at the request of the Registrant as a director or officer of another corporation), against all expenses, liabilities or losses incurred by such indemnitee in connection with such proceeding to the fullest extent permitted by Utah law. If a director or officer of the Registrant has been successful on the merits in defense of any preceding, he is entitled to be indemnified against all costs, charges and expenses incurred by him. The Registrant is only required to indemnify such indemnitee if the proceeding was initiated by such indemnitee, upon authorization by the board of directors or if the indemnitee is successful on the merits in such proceeding. The right to be indemnified includes the right to be paid by the Registrant expenses incurred in defending any action in advance of its final disposition. The indemnity and advancements of expenses provided under the Bylaws do not preclude those seeking indemnification or advancement of expenses from other rights to which such persons are entitled. The right to indemnification conferred by Section 10.01(a) or Section 10.03(b) of the Bylaws may be applied retroactively to events occurred prior to the adoption of the Bylaws and may continue to exist after the rescission or restrictive modification of the Bylaws. Under Section 10.03(b) of the Bylaws, the Registrant is required to make all applicable indemnity payments unless a determination is made the board of directors, or in certain circumstances, independent legal counsel, that indemnification of the director or officer is not proper in the circumstances because he or she had not met the applicable standards of conduct under Utah law.

The Utah Revised Business Corporation Act (the “URBCA”) provides, in pertinent part, as follows:

Except as otherwise provided in the URBCA, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director of the corporation against liability incurred in the proceeding if:
•His conduct was in good faith.

•He reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests.

•In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

However, a corporation may not indemnify a director in connection with either:

•A proceeding by or in the right of the corporation in which the director was determined to be liable to the corporation.

•Any other proceeding charging that the director derived an improper personal benefit (whether or not the proceeding involved action in the director’s official capacity), in which proceeding the director was determined to be liable on the basis that the director derived an improper personal benefit.

A corporation may pay for or reimburse reasonable expenses incurred by a director who is a party to a proceeding in advance of a final disposition if:

•The director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 16-10a-902 of the Utah Code.

•The director furnishes to the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct.

•A determination is made that the facts then known to those making the determination would not preclude indemnification.

A corporation must indemnify a director who was successful in the defense of any proceeding or claim to which the director was a party because of the director’s status as a director of the corporation against reasonable expenses incurred in defending the proceeding or claim for which the director was successful. Unless a corporation’s articles of incorporation provide otherwise:

•An officer of a corporation is entitled to mandatory indemnification to the same extent as a director of the corporation.

•A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director.

•A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than to a director. However, this must be consistent with public policy and provided for in the corporation’s articles of incorporation, bylaws, action of its board of directors, or contract.

Item 8. Exhibits.

The following exhibits are filed herewith or are incorporated herein by reference to other filings made by the Registrant with the SEC.

Exhibit Number	Description

3.1
Fourth Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 30, 2021 (File No. 333-257929)).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2025).
4.1	FinWise Bancorp 2019 Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 29, 2026).
4.2	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2023).
5.1*	Opinion of Winger Law Group
23.1*	Consent of Winger Law Group (included in Exhibit 5.1)
23.2*	Consent of Baker Tilly US, LLP
24.1*	Power of Attorney (contained in the signature page hereto)
107*	Filing Fee Table

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, FinWise Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Murray, State of Utah, on July 14, 2026.
FINWISE BANCORP:

By: /s/ James Noone
James Noone
Chief Executive Officer

We, the undersigned directors and officers of FinWise Bancorp (the “Company”) hereby severally constitute and appoint James Noone and Robert Wahlman, and each of them individually, with full power of substitution, our true and lawful attorney-in-fact and agent, to do any and all things in our names in the capacities indicated below which said James Noone and Robert Wahlman may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Company, including specifically but not limited to, power and authority to sign for us, in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said James Noone and Robert Wahlman may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date
/s/ James Noone James Noone	Chief Executive Officer (Principal Executive Officer)	July 14 2026
/s/ Kent Landvatter Kent Landvatter	Executive Chairman of the Board	July 14 2026
/s/ Robert Wahlman Robert Wahlman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 14 2026
/s/ Howard I. Reynolds Howard I. Reynolds	Vice Chairman of the Board	July 14 2026
/s/ Gerald E. Cunningham Gerald E. Cunningham	Director	July 14 2026
/s/ James N. Giordano James N. Giordano	Director	July 14 2026
/s/ Jeana Hutchings Jeana Hutchings	Director	July 14 2026
/s/ Lisa Ann Nievaard Lisa Ann Nievaard	Director	July 14 2026
/s/ Alan Weichselbaum Alan Weichselbaum	Director	July 14 2026